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EXHIBIT 99.1
                         INVESTOR CONTACT:       Suzanne DuLong
                                          CIENA Corporation
                                          (410) 865-8500
                                          email: ir@CIENA.com

                         PRESS CONTACT:   Denny Bilter
                                          CIENA Corporation
                                          (410) 865-8500

FOR IMMEDIATE RELEASE:

             CIENA CORPORATION ANNOUNCES THIRD QUARTER REVENUE AND
                              AGREEMENT WITH AT&T

           LINTHICUM, MD - August 6, 1997 - CIENA Corporation (NASDAQ: CIEN) today reported revenue of $112.2 million for its third fiscal quarter ended August 2, 1997. This compares with $16.9 million for the third fiscal quarter in 1996 and $86.7 million for the quarter ended April 30, 1997. Based on current information, the Company expects that earnings per share for the third quarter of 1997 will be in the range of $0.31 to $0.33 per share, compared to $0.10 per share for the third quarter of 1996.

CIENA expects to report final results for the third quarter following the close of the financial markets on August 20, 1997.

           The Company also announced today that it has reached agreement on a five year contract under which it would supply its MultiWave Sentry(TM) systems to AT&T, after successful evaluation.

           "This is an important and timely next step in our developing relationship with AT&T," said Larry Huang, senior vice president, sales and marketing for CIENA. "We are very optimistic about the potential for a mutually beneficial and successful long-term relationship."

           The AT&T supply agreement, like CIENA's other long-term supply agreements with Sprint and Worldcom, contains no minimum purchase commitment and provides the framework of terms and conditions under which AT&T may purchase CIENA's dense wave division multiplexing (DWDM) systems, including TMN-compliant network management software and installation services. Evaluation is currently continuing under the previously announced trial evaluation agreement, with orders not expected until 1998.


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           "CIENA's growth over the past three quarters has been significantly above expectations, in part because we have succeeded in rapidly increasing our manufacturing capacity," said Patrick Nettles, president and chief executive officer of CIENA. "Our financial performance and our progress with expanding our customer base to date are indicators of what we believe is a solid foundation for continued long-term growth for this Company."

           "Last year our manufacturing capacity constraints may have insulated us from a year-end wind-down of our customers' annual capital equipment procurement cycles, and also to any seasonal slowdown that might have occurred toward the end of the calendar year," continued Nettles. "We caution that while CIENA did not see a deceleration in customer spending last year, investors should not be surprised to see moderating sequential growth for the Company for the fourth quarter of fiscal year 1997 and the first quarter of fiscal year 1998."

           Nettles concluded, "We remain comfortable with current consensus expectations for the balance of fiscal year 1997 and are very positive about our prospects for 1998."

           The Company's announcement was made in advance of the expiration of lock-up agreements stemming from the Company's initial public offering in February 1997. As previously disclosed, at the start of trading tomorrow, August 7, 1997, approximately 55 million shares of CIENA Common Stock will be released from lock-up agreements and therefore available to trade. An additional release of approximately 20 to 24 million shares will occur on October 1, 1997, following expiration of lock-up agreements associated with the Company's recently completed secondary offering.

           The Company also announced today that it is filing an updating amendment to its February 7, 1997 Form 8-K containing cautionary statements concerning forward-looking information that the Company may publish, including those in this press release. This Form 8-K amendment is being filed to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995.

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           NOTE TO INVESTORS:

           Forward-looking statements in this release, including statements regarding (1) the Company's prospects for a mutually beneficial and successful long term relationship with AT&T, (2) the expectation of orders from AT&T once ongoing evaluation and testing are completed, (3) moderating sequential growth in the fourth quarter of fiscal year 1997 and the first quarter of fiscal 1998,
(4) the Company's comfort with current consensus expectations for the balance of fiscal year 1997, and (5) the Company's very positive outlook for its prospects for fiscal 1998, are based on information available to the Company as of the date hereof. The Company is unable at this time to predict the volume, duration or timing of any purchases which might ensue from AT&T or any other customer. The Company's actual results could differ materially from those stated or implied by such forward-looking statements, due to risks and uncertainties associated with the Company's dependence on its major customers, the recent introduction of its products, and the overall management of its expansion. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's report on Form 8-K, as filed with the Securities and Exchange Commission ("SEC") on February 19, 1997, as supplemented by the discussion of risk considerations in the Company's Quarterly Report on Form 10-Q, as filed with the SEC on May 22, 1997, and as further amended and restated by Amendment No. 1 to the Form 8-K, as filed with the SEC concurrent with the filing of this press release.

           ABOUT CIENA

           CIENA Corporation is a leading supplier of dense wavelength division multiplexing (DWDM) systems to long distance fiberoptic telecommunications carriers. CIENA's DWDM systems alleviate capacity constraints and enable flexible provisioning of additional bandwidth on high-traffic routes in carriers' networks. Additional information about CIENA can be found on its World Wide Website: http://www.ciena.com.





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